Exhibit 10.10

                                                           November 14, 2006

Samuel Jeffries, President/CEO
Organic Sales & Marketing, Inc.


Dear Sir:

The brand Bradfield Organics, which is part of the Land O' Lakes Purina Feed Organization, has for the last year been in serious discussions with Organic Sales and Marketing. The discussions have ranged from marketing support of Bradfield Organics, the history and sales of Dragon Fly Organics, and the role each could play in various channels of distribution.

The Bradfield Organics group brings product technology, manufacturing, marketing advice and logistics support to the Dragon Fly Brands. Dragon Fly brings a sales approach, marketing support, channel flexibility and the Garden Guys network to the potential market of organic fertilizers to the mass and grocery channels. The combination of each company's strengths could make for a unique way to approach these channels.

Currently discussions are under way to determine a first offering of products for these channels and potential first customer options. Hopefully a plan will be developed soon to achieve these first two goals.

Sincerely;

William C. Sadler, Ph.D
VP of Marketing and Business Development of the Feed Solutions group of LOLPF.